EX-99

                                          Press Release dated September 17, 2003

    BestNet Announces Continued Strong Revenue Growth for the Fourth Quarter.

     GRAND RAPIDS, Mich.--(PR Newswire)--September 12, 2003-BestNet Communications Corporation (OTCBB: BESC - News), a provider of patented internet-based communication solutions, will announce today at the annual meeting of it's shareholders that revenue for its fourth quarter ending August 31, 2003 increased 19.3% over the third quarter. Fourth quarter revenue from all sources totaled $462,930. Revenue for Fiscal Year 2003 was up over 38% as compared to Fiscal 2002 despite the loss of a large client at the beginning of Fiscal 2003.

     Robert A. Blanchard President and Chief Executive Officer of BestNet Communications Corporation commented: "I am encouraged and pleased with the growth we have seen in the second half of 2003 and we are seeing this trend continuing at an even greater pace. Our client base continues to grow substantially and we are pleased with results being achieved by select channel partners around the world. In 2003 BestNet added over 500 new business clients and over 5600 new individual accounts. We continue to focus our efforts on growth, specifically profitable growth consistent with our targets."

                                  About BestNet

     BestNet Communications is an Internet-based provider of long distance, conference calling, ClicktoPhone(TM) and e-commerce communication services. BestNet's services are accessed via the internet and delivered using standard phone lines. This results in a cost effective high quality service for both businesses and consumers.

     Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented service offers clients premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can be launched by web based and desktop applications or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com
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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.